EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

OBA Financial Services, Inc.

Germantown, Maryalnd

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-167036 and No. 333-176420) of OBA Financial Services, Inc. of our report dated September 27, 2013, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania

September 27, 2013